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                                                                    EXHIBIT 4.4



                                FIRST AMENDMENT
                                       TO
                              FRESH AMERICA CORP.
                        1996 STOCK OPTION AND AWARD PLAN

     Fresh America Corp., a Texas corporation (the "Corporation"), previously established the Fresh America Corp. 1996 Stock Option and Award Plan (the "Plan").

     Fresh America Corp. desires to amend the Plan effective as of April 30, 1997 as hereinafter set forth.

1.   AMENDMENTS TO THE PLAN. The Plan is hereby amended as follows:

     a. Definitions. Section 2, "Definitions," is hereby amended by adding thereto the definition of "Executive" to read in its entirety as follows:

               "'Executive' means the Chief Executive Officer of the Corporation and the other four highest compensated officers of the Corporation."

     b. Term of Plan. Section 3, "Term of Plan," is hereby amended by deleting the third sentence therein in its entirety and inserting the following in lieu thereof:

               "If the Plan is not so approved by the shareholders of the Corporation, then any Options previously granted under the Plan will be Nonqualified Options, regardless of whether the option agreements relating thereto purport to grant Qualified Options, and any Options granted to Executives will be void."

     c. Grant of Options. Section 6, "Grant of Options," is hereby deleted in its entirety and the following is inserted in lieu thereof:

          "6. Grant of Options. Except as provided in Section 19(c), the Board or the Committee shall determine the number of shares of Common Stock to be offered from time to time pursuant to Options granted hereunder and shall grant Options under the Plan. Notwithstanding the foregoing, the Committee shall have the exclusive authority to grant Options to Executives. The grant of Options shall be evidenced by Option agreements containing such terms and provisions as are approved by the Board or the Committee and executed on behalf of the Corporation by an appropriate officer. In connection with the granting of any Options under the Plan, the aggregate number of shares of Common Stock

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               with respect to which Options may be granted to any single
               Executive in any one year shall not exceed the number of shares subject to the Plan referred to in Section 4. Solely for this purpose, Options that lapse or are cancelled continue to count against such limit."

     d. When Qualified Options May be Exercised. Section 12, "When Qualified Options May be Exercised is hereby amended by deleting the reference therein to "90 days" in its entirety and inserting "three months" in lieu thereof.

     e. Modifications of Plan and Options. Section 17 of the Plan, "Modification of Options," is hereby deleted in its entirety and the following inserted in lieu thereof:

          "17. Modification of Plan and Options.

               (a) The Board or the Committee may from time to time and at any time alter, amend, suspend, discontinue or terminate this Plan; provided, however, that no such action of the Board or Committee may, without the approval of the shareholders of the Corporation, alter the provisions of the Plan so as to (i) increase the maximum number of shares of Common Stock that may be subject to this Plan (except as provided in Section 18 of this Plan), (ii) change the class of employees eligible to participate in this Plan, or (iii) change the annual limit on the number of Options granted to an Executive in Section 6 above.

               (b) Except as provided in Section 19(c) of this Plan, at any time and from time to time, the Board or the Committee may execute an instrument providing for modification, extension or renewal of any outstanding Option, provided that no such modification, extension or renewal shall impair the Option without the consent of the holder of the Option. Notwithstanding the foregoing, in the event of such a modification, substitution, extension or renewal of a Qualified Option, the Board or the Committee may increase the exercise price of such Option if necessary to retain the qualified status of such Option."

     f. Administration. Section 19, "Administration," is hereby deleted in its entirety and the following inserted in lieu thereof:


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          "19. Administration.

               (a) The Plan shall be administered by the Board or by a committee comprised solely of two or more Non-Employee Directors appointed by the Board (the "Committee"). Options and Restricted Stock may be granted under Sections 6 and 7, respectively, only (i) by the Board as a whole, or (ii) by majority agreement of the members of the Committee. Option agreements and Restricted Stock agreements, in the forms as approved by the Board or the Committee, and containing such terms and conditions consistent with the provisions of this Plan as are determined by the Board or the Committee, may be executed on behalf of the Corporation by the Chairman of the Board, the President or any Vice President of the Corporation. The Board or the Committee shall have complete authority to construe, interpret and administer the provisions of this Plan and the provisions of the Option agreements and Restricted Stock agreements granted hereunder; to prescribe, amend and rescind rules and regulations pertaining to this Plan; to suspend, discontinue or terminate this Plan; and to make all other determinations necessary or deemed advisable in the administration of the Plan. The determinations, interpretations and constructions made by the Board or the Committee shall be final and conclusive. No member of the Board or the Committee shall be liable for any action taken, or failed to be taken, made in good faith relating to the Plan or any award thereunder, and the members of the Board or the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the fullest extent permitted by law.

               (b) Members of the Committee shall be specified by the Board, and shall consist solely of Non-Employee Directors. Non-Employee Directors may not possess an interest in any transaction for which disclosure is required under Section 404(a) of Regulation S-K under the Exchange Act or be engaged in a business relationship that must be disclosed under Section 404(a) and must qualify as 'outside directors' as defined in Section 162(m) of the Code and regulations thereunder.


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               (c)  Although the Board or the Committee may suspend,
                    discontinue or terminate the Plan at any time, all Qualified Options must be granted within ten (10) years from the effective date of the Plan or the date the Plan is approved by the shareholders of the Corporation, whichever is earlier."

2. RATIFICATION. Except as modified hereby, the terms of the Plan are in full force and effect.

                                        FRESH AMERICA CORP.


                                        By: /s/ David I. Sheinfeld
                                           -----------------------------------
                                           David I. Sheinfeld, Chairman of the
                                           Board and Chief Executive Officer


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